Exhibit 10.6

July 10, 2019

Tom McCauley

[XXX]

[XXX]

Dear Tom,

On behalf of Omega Therapeutics, Inc. (the “Company”), a Flagship Pioneering Company, I am delighted to make this conditional offer of employment with the Company. This offer letter (the “Offer Letter”) and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.

1. Starting Date, Position, and Duties.

a. Your initial position shall be Chief Scientific Officer reporting to the Company’s CEO. We anticipate that your employment shall start effective July 29, 2019 (the “Start Date”).

b. As a member of our team, we expect you to devote all of your professional and working time and energies to the business and affairs of the Company. Notwithstanding the forgoing, nothing contained herein shall prevent you from managing your personal investments on your own personal time, including the right to make passive investments in the securities of: (i) any entity which you do not control, directly or indirectly, and which does not compete with Company, and (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. You shall not engage in other non-Company related business activities (including board memberships) without Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

c. As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either of you or the Company may choose to end the employment relationship at any time, for any reason, with or without notice. The descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. Other than the terms of this Offer Letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2. Compensation.

a. Salary. Your initial base pay shall be at a rate of $350,000 on an annualized basis, minus customary deductions for federal and state taxes and the like, paid in accordance with the Company’s normal payroll practices (the “Annual Salary”).

b. Annual Performance Bonus. You shall be eligible to receive an annual bonus of up to thirty-five percent (35%) of your Annual Salary (the “Annual Bonus”), payable upon the achievement, as determined by the Company’s Board of Directors (the “Board”) in its sole discretion, of specific milestones to be mutually agreed in writing. The Annual Bonus shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company at the time that the Annual Bonus is paid in order to be eligible for the Annual Bonus.

c. Equity; Stock Options. I shall ask the Board to grant you an option or other equivalent instrument (the “Equity Grant”) to purchase shares of common stock or equivalent equity incentive units of the Company equal to 1.4% ( 1,114,053 shares) of the fully diluted equity of the Company determined as of the Start Date, at a strike price equal to the fair market value of the Company’s common stock or equivalent equity incentive units on the date of grant as determined by the Board. Any grant shall be subject to quarterly vesting, over a four-year period beginning on your first date of employment, subject to a one-year cliff (i.e., 25% of the grant shall vest on the first year anniversary of the Start Date). In all respects, these options shall be governed by the Company’s equity incentive plan and applicable grant agreement then in effect.

d. Benefits. You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, senior executives of the Company. Summaries of each of the Company’s benefit plans are available to you. These benefits may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits does not change your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Each calendar year you shall be eligible to accrue four (4) weeks’ vacation and holidays as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

e. Expense Reimbursement. The Company shall reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements hereunder shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue

Code and the rules and regulations thereunder (the “Code”) including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

f. Accrued Obligations. For purposes of this Offer Letter, “Accrued Obligations” means: (i) the portion of your Annual Salary that has accrued prior to any termination of your employment with the Company and has not yet been paid; (ii) any accrued but unused vacation time pursuant to the Company’s standard policy and practices, and (iii) the amount of any reimbursable expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. You shall be paid the Accrued Obligations upon or promptly following any termination of your employment with the Company.

3. Severance Benefit upon Termination without Cause.

a. Notwithstanding the at-will nature of the parties’ relationship, should the Company terminate your employment without Cause (as defined below), or should you terminate your employment with the Company for Good Reason (as defined below), you shall be paid the Accrued Obligations promptly upon such termination. In addition, conditioned upon: (i) your execution within 45 days after the date of your employment termination and non-revocation of and compliance with a separation agreement which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form reasonably satisfactory to the Company, and if your termination is by the Company without Cause, a non-competition covenant that restricts certain competitive activities for a period of one (1) year from the date of termination (provided that if your termination does not qualify as Cause hereunder but qualifies as “Cause” as defined in your Non-Competition Agreement (as defined in Section 6 below), the non-competition covenant will not be contained in the separation agreement, but rather in your Non-Competition Agreement, with which you will be expected to comply) and (ii) your compliance with your obligations set forth in your Employee Non-Solicitation, Confidentiality and Assignment Agreement (the “Confidentiality Agreement” as described in Section 6 below), then the Company shall provide you with: (iii) payments equal to six (6) months of your then current base salary, payable in periodic installments over six (6) months, in accordance with the Company’s normal payroll practices; (iv) any unpaid Annual Bonus the Board determines was earned by you for the year prior to the year in which your employment termination occurs, payable in a lump sum at substantially the same time at which annual bonuses for such year are paid to other Company senior executives (but in no event later than December 31 of the year in which your employment termination occurs); and (v) (x) if the Company is subject to the Consolidated Omnibus Budget

Reconciliation Act (“COBRA”) or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination.

b. For purposes of this Section 3, “Cause” means any one or more of the following actions: (i) your material breach of the terms of this Offer Letter, your Confidentiality Agreement, or your Non-Competition Agreement, to the extent capable of cure, following written notice of such material breach by the Company and a period of thirty (30) days to cure the same; (ii) your material dishonesty, willful misconduct, gross negligence, or reckless conduct; (iii) your commission of an act of fraud, theft, misappropriation or embezzlement; (iv) your conviction of, or pleading nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (v) your material violation of a Company policy or willful refusal to perform your assigned duties to the Company, to the extent capable of cure, following written notice of such violation or refusal by the Company and a period of thirty (30) days to cure the same.

c. For purposes of this Section 3, “Good Reason” shall mean (i) relocation of your office location to a location more than fifty (50) miles from your office location on the Start Date, (ii) a material diminution in your duties, authority or responsibilities, other than in connection with a corporate transaction immediately after which you continue to hold substantially the same positon with respect to the Company’s business, substantially as such business exists prior to such corporate transaction, as you held immediately before such corporate transaction but do not hold such position with respect to the successor or surviving entity, (iii) a material reduction in your Annual Salary, other than such a reduction that is implemented in connection with a contemporaneous and proportionate reduction in annual base salaries affecting all other senior executives of the Company, or (iv) material breach by the Company of its covenants and/or obligations under this Offer Letter; provided that, in each of the foregoing clauses (i) through (iv), (A) you provide the Company with written notice that you intend to terminate your employment hereunder for one or more of the grounds set forth in this Section 3.c. within thirty (30) days of the occurrence of the event constituting a ground for Good Reason termination, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) you terminate by written notice your employment within sixty (60) days from the date you provide the notice described in clause (A) of this Section 3.c.

d. Any severance payments paid under this Section 3 shall commence within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments will begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

e. Should you voluntarily terminate your employment for any reason other than Good Reason, or should your employment be terminated for Cause, then you shall not be entitled to any severance payments described herein. Nothing in this Section 3 shall alter your status as an at-will employee.

4. Certification. By signing this Offer Letter, you are certifying to the Company that: (a) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (b) to the extent you may be subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (d) all facts you have presented to the Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by restrictive covenants to prior employers.

5. Required I-9 Documentation. Your employment with the Company is conditioned on your eligibility to work in the United States. For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment.

6. Confidentiality and Other Obligations. As part of your employment with the Company, you shall be exposed to, and provided with, valuable confidential and trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you understand that your employment by the Company creates a relationship of confidence with respect to confidential and proprietary information belonging to the Company and third parties. In light of the foregoing and as a condition of your employment, you must sign and abide by: (a) the Company’s standard Confidentiality Agreement, and (b) the Company’s standard Noncompetition Agreement (the “Non-Competition Agreement”), and (c) the Company’s standard Waiver of Review Period (the “Waiver”), copies of which are enclosed. As a Company employee, you shall be expected to abide by Company policies and procedures as may be in effect from time to time. You must sign and return the Confidentiality Agreement, Noncompetition Agreement, and Waiver (if applicable) before beginning your employment with the Company.

7. Section 409A of the Code.

a. Notwithstanding any other provision of this Offer Letter to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Offer Letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 6.a. shall be paid in a lump sum after 6-months have elapsed since your termination of employment. Any other payments shall be made according to the schedule provided for herein.

b. If any of the benefits set forth in this Offer Letter are “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Offer Letter that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 6.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. This Offer Letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code. Any provision inconsistent with Section 409A of the Code shall be read out of the Offer Letter, to the extent that such inconsistent provision can be read out without violation of Section 409A. For purposes of clarification, this Section 6.d. shall be a rule of construction and interpretation and nothing in this Section 6.d. shall cause a forfeiture of benefits on the part of you.

You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Section 409A of the Code.

8. Indemnification. Following the Start Date and during your employment, you will be entitled to indemnification for claims arising out of your employment hereunder to the same extent as other senior executives of the Company.

9. General. This Offer Letter, together with the Confidentiality Agreement and any other written agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms and provisions of this Offer Letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void. This Offer Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company, or as permitted by law.

This offer shall remain open, unless sooner revoked by the Company, through July 20, 2019. Please acknowledge acceptance of this employment offer by signing and dating below. Keep one copy for your files and return one executed copy to me.

[Signature Page Follows]

Tom, we look forward to having you on the team.

Very truly yours,

Omega Therapeutics, Inc.

/s/ Mahesh Karande

Mahesh Karande, President & CEO

Accepted and Agreed to:

/s/ Tom McCauley
Tom McCauley

7/14/19
Date

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